UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 8, 2020

Camber Energy, Inc.
(Exact name of registrant as specified in its charter)

Nevada	001-32508	20-2660243
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1415 Louisiana, Suite 3500, Houston, Texas 77002

(Address of principal executive offices)

(210) 998-4035

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	CEI	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On May 8, 2020, Camber Energy, Inc. (the “Company”, “we” and “us”) was notified by the NYSE American (the “Exchange”) that NYSE Regulation has accepted the Company’s plan to regain compliance with the Exchange’s continued listing standards set forth in Section 1003(a)(ii) of the NYSE American Company Guide (the “Company Guide”) by August 24, 2021, subject to periodic review by the Exchange for compliance with the initiatives set forth in the plan. If the Company is not in compliance with the continued listing standards by August 24, 2021, or if the Company does not make progress consistent with the plan during the plan period, the NYSE Regulation staff may initiate delisting proceedings as appropriate.

As previously reported, on February 24, 2020, we received notice from the Exchange that the Company is not in compliance with the continued listing standard set forth in Section 1003(a)(ii) of the Company Guide. In order to maintain our listing on the Exchange, the Exchange had requested that the Company submit a plan of compliance by March 25, 2020 addressing how the Company intended to regain compliance with Section 1003(a)(ii) of the Company Guide by August 24, 2021.

The notice from the Exchange has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the Exchange under the symbol “CEI” (“CEI.BC” on the Exchange’s reporting system due to the fact that Company is non-compliant with Section 1003(a)(ii) of the Company Guide) subject to periodic review by the Exchange. The listing of the Company’s common stock on the Exchange is being continued pursuant to an extension during the plan period.

The Company is committed to undertaking a transaction or transactions in the future to achieve compliance with the Exchange’s requirements. There can be no assurance that the Company will be able to achieve compliance with the Exchange’s continued listing standards within the required time frame.

Item 3.02 Unregistered Sales of Equity Securities.

As described below under Item 8.01, on February 15, 2020, we agreed to issue Sylva International LLC d/b/a SylvaCap Media 100,000 shares of restricted common stock. We plan to claim an exemption from registration pursuant to Section 4(a)(2) and/or Rule 506 of Regulation D of the Securities Act of 1933, as amended, since the foregoing issuance will not involve a public offering, the recipient is (a) an “accredited investor”; and/or (b) had access to similar documentation and information as would be required in a Registration Statement under the Securities Act, and the recipient will acquire the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof. The securities will be subject to transfer restrictions, and the certificates evidencing the securities will contain an appropriate legend stating that such securities have not been registered under the Securities Act and may not be offered or sold absent registration or pursuant to an exemption therefrom.

Item 8.01 Other Events.

On February 15, 2020, the Company entered into a letter agreement with Sylva International LLC d/b/a SylvaCap Media (“SylvaCap”), pursuant to which SylvaCap agreed to act as the Company’s non-exclusive digital marketing service provider in consideration for an aggregate of 100,000 shares of restricted common stock (the “SylvaCap Shares”), which are fully-earned upon their issuance, and $50,000 per month during the term of the agreement, which ends on June 15, 2020, provided, the parties are currently working on an extension to such agreement. The SylvaCap Shares will be issued promptly following NYSE American additional listing approval of such shares, but have not been issued to date.

The foregoing description of the SylvaCap agreement above, is subject to, and qualified in its entirety by, the full text of the SylvaCap agreement attached as Exhibit 10.1 hereto, which is incorporated in this Item 1.01 by reference in its entirety.

On May 13, 2020, the Company issued a press release discussing the matters disclosed in Item 3.01 above. A copy of the press release is included herewith as Exhibit 99.1 and the information in the press release is incorporated by reference into this Item 8.01.

As of May 12, 2020, the Company had 6,699,803 shares of common stock issued and outstanding (which number does not include the SylvaCap Shares). The increase in our outstanding shares of common stock from the date of the Company’s April 16, 2020 increase in authorized shares of common stock (from 5 million shares, to 25 million shares, pursuant to the approval of the stockholders of the Company at the annual meeting of stockholders held on the same day), is entirely due to conversions of shares of Series C Preferred Stock of the Company into common stock, and conversion premiums due thereon, which are payable in shares of common stock, pursuant to the designation of such Series C Preferred Stock, at a current conversion price of such conversion premiums of $0.6721 per share (which is subject to decrease in the event the trading prices of the Company’s common stock declines in the future). The conversions are in the sole discretion of the Series C Preferred Stockholder.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit
10.1	February 15, 2020 Letter Agreement with Sylva International LLC dba SylvaCap Media
99.1	Press release dated May 13, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAMBER ENERGY, INC.

By:	/s/ Robert Schleizer
Name:	Robert Schleizer
Title:	Chief Financial Officer

Date: May 13, 2020

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1	February 15, 2020 Letter Agreement with Sylva International LLC dba SylvaCap Media
99.1	Press release dated May 13, 2020